UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-2

TAX-FREE FIXED INCOME FUND IV
FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee amount computed on table in exhibit as required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc.

SHAREHOLDER MEETING ADJOURNED DUE TO LACK OF PARTICIPATION!

PLEASE VOTE YOUR SHARES TODAY - EVEN CASTING AN ABSTAIN VOTE WOULD HELP!

December XX, 2025

Dear Valued Shareholder,

WE TRULY NEED YOUR VOTE! We would not undertake the expense of emailing you unless your vote was vital. The shareholder meeting for the Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”) was originally scheduled for December 16th, 2025, but has been adjourned until December 23rd, 2025 due to a lack of shareholder participation.

While the majority of votes to date are in favor of the proposal, we simply do not have enough people voting to hit the requisite threshold – and your vote could make the difference. Even if you were to simply cast an Abstain vote, which is neither For nor Against the proposal being voted on, it would be of great help to the Fund! We are asking you to please take a moment now to submit your vote on the following proposal using the link provided in this email:

1.	To approve the new investment advisory agreement between the Fund and Atlas Asset Management LLC, pursuant to which Atlas Asset Management LLC will be appointed as the Fund’s investment advisor through November 30, 2026.

Simply casting ANY vote on the proposal - whether voting For, Against or Abstain would be extremely helpful and will take less than 2 minutes of your time.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (877) 285-5990. Representatives are available Monday through Friday from 9:00 a.m. to 8:00 p.m. EST.